State of Delaware Secretary of State Division of Corporations Delivered 01:14 PM 09/03/2004 FILED 01:02 PM 09/03/2004 SRV 040644145 - 3844777 FILE
STATE of DELAWARE LIMITED LIABILITY COMPANY CERTIFICATE of FORMATION
•	First: The name of the limited liability company is Oaks Landfill Gas, LLC .
•

Second:  The address of its registered office in the State of Delaware is  2711   Centerville Road    Suite 400 in the City of      Wilmington, DE  19808              . The name of its Registered agent as such address is                                                 Corporation Service Company                                                                               .

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) "The latest date on which the limited liability company is to dissolve is None ."
•	Fourth: (Insert any other matters the members determine to include herein.) None
In Witness Whereof, the undersigned have executed this Certificate of Formation of Oaks Landfill Gas, LLC this 1st day of September, 2004.
BY: /s/ Peter E. Meier Authorized Person(s)
NAME: Peter Meier Type or Print